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                                                                      EXHIBIT 12

                             GTE SOUTH INCORPORATED
               Statement of the Ratio of Earnings to Fixed Charges
                                   (Unaudited)


(Dollars in Millions)                             Three Months Ended
                                                    March 31, 1999
                                                 -------------------
Net earnings available for fixed charges:
  Income from continuing operations                    $   68.2
  Add - Income taxes                                       43.8
      - Fixed charges                                      20.5
                                                       --------

Adjusted earnings                                      $  132.5
                                                       ========
Fixed charges:
  Interest expense                                     $   18.2
  Portion of rent expense
      representing interest                                 2.3
                                                       --------

Adjusted fixed charges                                 $   20.5
                                                       ========


RATIO OF EARNINGS TO FIXED CHARGES                         6.46